Artisan Partners Asset Management Inc. Reports 3Q21 Results
Milwaukee, WI - October 26, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three and nine months ended September 30, 2021, and declared a quarterly dividend.
Chief Executive Officer, Eric Colson, said, “Thoughtful growth is a foundational pillar of our firm. Long-term growth within a stable environment is critical to attracting and retaining investment talent. By aligning the long-term time horizons of our talent, our clients and our shareholders, we increase our investment teams’ potential to compound client capital in excess of peers and indexes, and we increase our firm’s potential to invest in business growth in alignment with durable trends and who we are as an investment firm.
“Financial outcomes are more volatile than underlying business growth. Compared to 2020, our year-to-date revenue has grown 43%, our adjusted operating margin has grown 590 basis points and our adjusted EPS has grown 65%. On an annualized basis, our revenue has grown at approximately 11% annually over the last 5 years and approximately 10% over the last 10 years.
“Today, there are multiple trends disrupting client portfolios, posing new challenges for sophisticated allocators and creating exciting opportunities for us:
•Depressed interest rates while aging populations need yield and income.
•The growth of the Chinese economy increasing the under-allocation to China relative to the country’s contribution to global GDP.
•The demand for and democratization of private investing.
•Industry consolidation focused more on short-term distribution and financial scale than on long-term investment capability and excellence.
“We are investing in the opportunities created by these long-term trends. In September, we hired Mike Cirami, Mike O’Brien and Sarah Orvin to establish a new investment team focused on emerging markets debt and global macro opportunities. We also started the process of launching a new floating rate loan strategy to be managed by our Credit team, alongside the team’s existing High Income and Credit Opportunities strategies. By the first half of next year, we expect to have multiple differentiated credit and yield-oriented strategies managed by proven investment leaders in growing asset classes where investment talent can add significant value.
“We have continued to build out our China Post Venture group—whose Artisan China Post-Venture strategy is a public/private hybrid—and prepare for more private investing across our investment platform. We expect our proven success across investment teams and asset classes, our expanded investment platform and industry focus on scale, distribution and short-term performance to create numerous high quality opportunities for us to partner with external talent.
“Over the last seven plus years, in an environment dominated by passive strategies, packaged solutions and scale plays, we opted to add investment degrees of freedom and flexibility in portfolio management to become more active and differentiated. This enables us to avoid competing solely on scale and fees.
“Since the end of 2013, we have grown from approximately $105.4 billion in AUM to approximately $173.6 billion in AUM as of September 30, 2021. Over that period, AUM in our pre-existing investment strategies grew from approximately $105.4 billion to almost $139 billion, through approximately $60.7 billion in market returns and $13.4 billion in alpha, partially offset by $40.7 billion in net capital returned to clients. That growth has been achieved through compounding client capital, which includes strategy integrity, capacity management and fee discipline.
“Over the same time period, we also grew significantly through investment in our business. Focusing on investment degrees of freedom and demand from the wealth channel, we invested in three new investment teams and ten new investment strategies since the end of 2013. Those business investments yielded $34.8 billion in incremental AUM as of September 30, 2021.
“Looking forward, we expect our existing business to continue to compound client capital over the long-term—for the benefit of clients, talent and shareholders. We also expect the business investments we are making today to generate long-term growth outcomes consistent with prior business investments. We are taking the same disciplined, long-term approach—but we are doing so with more wind at our back and a broader investment platform to leverage.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$173.6	$175.2	$134.3	$173.6	$134.3
Average	177.6	170.5	131.0	170.4	118.1

Consolidated Financial Results (GAAP)
Revenues	$316.6	$304.9	$232.7	$912.2	$638.5
Operating income	143.1	137.8	97.2	402.7	244.8
Operating margin	45.2%	45.2%	41.8%	44.1%	38.3%
Net income attributable to Artisan Partners Asset Management Inc.	$86.4	$88.2	$58.5	$251.9	$139.5
Basic earnings per share	1.30	1.33	0.93	3.84	2.22
Diluted earnings per share	1.30	1.33	0.93	3.84	2.22

Adjusted[1] Financial Results
Adjusted operating income	$143.2	$138.0	$97.2	$403.0	$244.8
Adjusted operating margin	45.2%	45.3%	41.8%	44.2%	38.3%
Adjusted EBITDA[2]	$145.0	$139.8	$99.1	$408.3	$250.2
Adjusted net income	105.8	101.9	71.4	297.5	179.0
Adjusted net income per adjusted share	1.33	1.28	0.90	3.74	2.27

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

September 2021 Quarter Compared to June 2021 Quarter
AUM declined to $173.6 billion at September 30, 2021, a decrease of $1.6 billion, or 1%, compared to $175.2 billion at June 30, 2021, primarily due to investment returns. For the quarter, average AUM increased 4% to $177.6 billion from $170.5 billion in the June 2021 quarter.
Revenues of $316.6 million in the September 2021 quarter increased $11.7 million, or 4%, from $304.9 million in the June 2021 quarter, primarily due to higher average AUM.
Operating expenses of $173.5 million in the September 2021 quarter increased $6.4 million, or 4%, from $167.1 million in the June 2021 quarter, primarily as a result of higher incentive compensation related to increased revenues and onboarding expenses related to the new investment team.
Operating margin was 45.2% in both the September 2021 and June 2021 quarters.
Within non-operating income, investment gains are comprised of net investment gain (loss) of consolidated investment products and other net investment gain (loss). Investment gains were $0.6 million in the September 2021 quarter, compared to gains of $12.3 million in the June 2021 quarter. Artisan's portion of investment gains is reduced by income attributable to third party shareholders of consolidated investment products and was a loss of $1.6 million in the September 2021 quarter, compared to a gain of $7.2 million in June 2021 quarter.
GAAP net income was $86.4 million, or $1.30 per basic and diluted share, in the September 2021 quarter, compared to GAAP net income of $88.2 million, or $1.33 per basic and diluted share in the June 2021 quarter. Adjusted net income was $105.8 million, or $1.33 per adjusted share, in the September 2021 quarter, compared to adjusted net income of $101.9 million, or $1.28 per adjusted share, in the June 2021 quarter.

September 2021 Quarter Compared to September 2020 Quarter
AUM at September 30, 2021, was $173.6 billion, up from $134.3 billion at September 30, 2020. The change in AUM over the one-year period was due to $35.5 billion of investment returns and $4.5 billion of net client cash inflows, partially offset by $0.7 billion of Artisan Funds' distributions not reinvested. Average AUM for the September 2021 quarter was $177.6 billion, 36% higher than average AUM for the September 2020 quarter.
Revenues of $316.6 million in the September 2021 quarter increased $83.9 million, or 36%, from $232.7 million in the September 2020 quarter, primarily due to higher average AUM.
Operating expenses of $173.5 million in the September 2021 quarter increased $38.0 million, or 28%, from $135.5 million in the September 2020 quarter, primarily as a result of higher incentive compensation and third-party distribution expense related to increased revenues, increases in compensation and benefits as a result of increased headcount, including the addition of the new investment team, and higher long-term incentive compensation costs as a result of the grant in January 2021.
Operating margin was 45.2% in the September 2021 quarter, compared to 41.8% in the September 2020 quarter.
Within non-operating income, investment gains are comprised of net investment gain (loss) of consolidated investment products and other net investment gain (loss). Investment gains were $0.6 million in the September 2021 quarter, compared to gains of $8.4 million in the September 2020 quarter. Artisan's portion of investment gains is reduced by income attributable to third party shareholders of consolidated investment products and was a loss of $1.6 million in the September 2021 quarter, compared to a gain of $3.7 million in the September 2020 quarter.
GAAP net income was $86.4 million, or $1.30 per basic and diluted share, in the September 2021 quarter, compared to GAAP net income of $58.5 million, or $0.93 per basic and diluted share, in the September 2020 quarter. Adjusted net income was $105.8 million, or $1.33 per adjusted share, in the September 2021 quarter, compared to adjusted net income of $71.4 million, or $0.90 per adjusted share, in the September 2020 quarter.

Nine Months Ended September 2021 Compared to Nine Months Ended September 2020
AUM increased to $173.6 billion at September 30, 2021, up 29% compared to $134.3 billion at September 30, 2020. Average AUM for the September 2021 nine-month period was $170.4 billion, 44% higher than average AUM of $118.1 billion for the September 2020 nine-month period.
Revenues of $912.2 million for the nine months ended September 2021 increased $273.7 million, or 43%, from $638.5 million for the nine months ended September 2020, primarily due to higher average AUM.
Operating expenses of $509.5 million for the nine months ended September 2021 increased $115.8 million, or 29%, from $393.7 million for the nine months ended September 2020, primarily as a result of higher incentive compensation and third-party distribution expense related to increased revenues, increases in compensation and benefits as a result of increased headcount, including the addition of the new investment team, and higher long-term incentive compensation costs as a result of the grant in January 2021.
Operating margin was 44.1% for the nine months ended September 2021, compared to 38.3% for the nine months ended September 2020.
Within non-operating income, investment gains are comprised of net investment gain (loss) of consolidated investment products and other net investment gain (loss). Investment gains were $20.0 million for the nine months ended September 2021, compared to gains of $7.3 million for the nine months ended September 2020. Artisan's portion of investment gains is reduced by income attributable to third party shareholders of consolidated investment products and was a gain $8.9 million for the nine months ended September 2021, compared to a gain of $2.2 million for the nine months ended September 2020.
GAAP net income was $251.9 million, or $3.84 per basic and diluted share, for the nine months ended September 2021, compared to net income of $139.5 million, or $2.22 per basic and diluted share, for the nine months ended September 2020. Adjusted net income was $297.5 million, or $3.74 per adjusted share, for the nine months ended September 2021, compared to adjusted net income of $179.0 million, or $2.27 per adjusted share, for the nine months ended September 2020.

Capital Management & Balance Sheet
Cash and cash equivalents were $273.3 million at September 30, 2021, compared to $155.0 million at December 31, 2020. The Company paid a variable quarterly dividend of $1.00 per share of Class A common stock during the September 2021 quarter. The Company had total borrowings of $200.0 million at September 30, 2021 and December 31, 2020.
During the September 2021 quarter, limited partners of Artisan Partners Holdings exchanged 378,794 common units for 378,794 Class A common shares. The exchange increased the Company’s public float of Class A common stock by 378,794 shares, or 0.6%.
Total stockholders’ equity was $271.0 million at September 30, 2021, compared to $191.0 million at December 31, 2020. The Company had 65.2 million Class A common shares outstanding at September 30, 2021. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.4X at September 30, 2021.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $1.07 per share of Class A common stock with respect to the September 2021 quarter. The variable quarterly dividend represents approximately 80% of the cash generated in the September 2021 quarter and will be paid on November 30, 2021, to shareholders of record as of the close of business on November 16, 2021. Based on our projections and subject to change, we expect some portion of the 2021 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on October 27, 2021 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10160518. A replay of the call will be available until November 3, 2021 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10160518. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation, the long-term impact of the COVID-19 pandemic, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and accounts to which Artisan Partners provides investment services. Artisan Partners’ AUM as reported here includes assets for which Artisan Partners does not have investment discretion, including certain assets for which we earn only investment-related service fees. Non-discretionary assets are reported on a one-month lag. Artisan’s definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan’s fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference, in basis points, between an Artisan strategy's average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which are an estimate of the amount in dollars by which Artisan's investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy's beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the benchmark for the ensuing year and (ii) summing all strategies' Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns or client cash flows. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. Prior to the June 2021 quarter, the Credit Opportunities strategy, which is benchmark agnostic, used the ICE BofA U.S. High Yield Master II Total Return Index. Since that time, the Credit Opportunities strategy has used the ICE BofA US Dollar LIBOR 3-month Constant Maturity Index, which is the market index used by Company’s management to evaluate the performance of the strategy.

Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA U.S. High Yield Master II Total Return Index; Credit Opportunities Strategy-ICE BofA US Dollar LIBOR 3-month Constant Maturity Index; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy-S&P 500® Index; Artisan International Small Cap Value-MSCI All Country World Ex USA Small Cap Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan composite or a market index and the aggregated results are hypothetical.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$199.1	$188.7	$140.3	$564.5	$380.2
Separate accounts and other	117.1	112.1	92.1	336.5	247.1
Performance fees	0.4	4.1	0.3	11.2	11.2
Total revenues	316.6	304.9	232.7	912.2	638.5

Operating expenses
Compensation and benefits	142.2	138.0	108.7	419.7	315.6
Distribution, servicing and marketing	8.2	7.9	6.2	23.7	17.1
Occupancy	5.6	5.5	6.3	16.3	16.7
Communication and technology	10.8	10.5	9.7	31.1	28.6
General and administrative	6.7	5.2	4.6	18.7	15.7
Total operating expenses	173.5	167.1	135.5	509.5	393.7
Operating income	143.1	137.8	97.2	402.7	244.8
Interest expense	(2.7)	(2.7)	(2.7)	(8.1)	(8.1)
Net gain (loss) on the tax receivable agreements	0.4	—	0.2	0.4	0.2
Net investment gain (loss) of consolidated investment products	2.7	8.4	7.8	18.0	7.8
Other net investment gain (loss)	(2.1)	3.9	0.6	2.0	(0.5)
Total non-operating income (expense)	(1.7)	9.6	5.9	12.3	(0.6)
Income before income taxes	141.4	147.4	103.1	415.0	244.2
Provision for income taxes	28.0	28.5	18.5	78.1	44.2
Net income before noncontrolling interests	113.4	118.9	84.6	336.9	200.0
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	24.8	25.7	21.5	74.1	55.8
Less: Net income attributable to noncontrolling interests - consolidated investment products	2.2	5.0	4.6	10.9	4.7
Net income attributable to Artisan Partners Asset Management Inc.	$86.4	$88.2	$58.5	$251.9	$139.5

Basic earnings per share - Class A common shares	$1.30	$1.33	$0.93	$3.84	$2.22
Diluted earnings per share - Class A common shares	$1.30	$1.33	$0.93	$3.84	$2.22

Average shares outstanding
Class A common shares	60.0	59.8	56.4	59.5	55.2
Unvested restricted share-based awards	5.4	5.6	5.4	5.5	5.3
Total average shares outstanding	65.4	65.4	61.8	65.0	60.5

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$86.4	$88.2	$58.5	$251.9	$139.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	24.8	25.7	21.5	74.1	55.8
Add back: Provision for income taxes	28.0	28.5	18.5	78.1	44.2
Add back: Compensation expense related to market valuation changes in compensation plans	0.1	0.2	—	0.3	—
Add back: Net (gain) loss on the tax receivable agreements	(0.4)	—	(0.2)	(0.4)	(0.2)
Add back: Net investment (gain) loss of investment products attributable to APAM	1.6	(7.2)	(3.7)	(8.9)	(2.2)
Less: Adjusted provision for income taxes	34.7	33.5	23.2	97.6	58.1
Adjusted net income (Non-GAAP)	$105.8	$101.9	$71.4	$297.5	$179.0

Average shares outstanding
Class A common shares	60.0	59.8	56.4	59.5	55.2

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.4	5.6	5.4	5.5	5.3
Artisan Partners Holdings LP units outstanding (noncontrolling interests)	14.2	14.3	17.2	14.5	18.3
Adjusted shares	79.6	79.7	79.0	79.5	78.8

Basic and diluted earnings per share (GAAP)	$1.30	$1.33	$0.93	$3.84	$2.22
Adjusted net income per adjusted share (Non-GAAP)	$1.33	$1.28	$0.90	$3.74	$2.27

Operating income (GAAP)	$143.1	$137.8	$97.2	$402.7	$244.8
Add back: Compensation expense related to market valuation changes in compensation plans	0.1	0.2	—	0.3	—
Adjusted operating income (Non-GAAP)	$143.2	$138.0	$97.2	$403.0	$244.8

Operating margin (GAAP)	45.2%	45.2%	41.8%	44.1%	38.3%
Adjusted operating margin (Non-GAAP)	45.2%	45.3%	41.8%	44.2%	38.3%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$86.4	$88.2	$58.5	$251.9	$139.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	24.8	25.7	21.5	74.1	55.8
Add back: Compensation expense related to market valuation changes in compensation plans	0.1	0.2	—	0.3	—
Add back: Net (gain) loss on the tax receivable agreements	(0.4)	—	(0.2)	(0.4)	(0.2)
Add back: Net investment (gain) loss of investment products attributable to APAM	1.6	(7.2)	(3.7)	(8.9)	(2.2)
Add back: Interest expense	2.7	2.7	2.7	8.1	8.1
Add back: Provision for income taxes	28.0	28.5	18.5	78.1	44.2
Add back: Depreciation and amortization	1.8	1.7	1.8	5.1	5.0
Adjusted EBITDA (Non-GAAP)	$145.0	$139.8	$99.1	$408.3	$250.2

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide more meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.7% and 24.5% for the 2021 and 2020 periods presented, respectively.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated investment products and nonconsolidated investment products, including investments held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	September 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$273.3	$155.0
Accounts receivable	122.1	99.9
Investment securities	47.8	3.7
Deferred tax assets	482.2	482.1
Assets of consolidated investment products	202.6	277.8
Operating lease assets	73.1	79.3
Other	57.9	54.2
Total assets	$1,259.0	$1,152.0

Liabilities and equity
Accounts payable, accrued expenses, and other	$150.7	$37.6
Borrowings	199.4	199.3
Operating lease liabilities	85.4	92.7
Amounts payable under tax receivable agreements	404.4	412.5
Liabilities of consolidated investment products	50.7	125.1
Total liabilities	890.6	867.2

Redeemable noncontrolling interests	97.4	93.8
Total stockholders’ equity	271.0	191.0
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,259.0	$1,152.0

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	September 30,	June 30,	September 30,	June 30,	September 30,
	2021	2021	2020	2021	2020

Beginning assets under management	$175,214	$162,883	$120,574	7.6%	45.3%
Gross client cash inflows	6,942	8,765	8,860	(20.8)%	(21.6)%
Gross client cash outflows	(6,931)	(7,716)	(6,712)	10.2%	(3.3)%
Net client cash flows[1]	11	1,049	2,148	(99.0)%	(99.5)%
Artisan Funds' distributions not reinvested[2]	(39)	(38)	(33)	(2.6)%	(18.2)%
Investment returns and other	(1,563)	11,320	11,599	(113.8)%	(113.5)%
Ending assets under management	$173,623	$175,214	$134,288	(0.9)%	29.3%
Average assets under management	$177,557	$170,489	$130,967	4.1%	35.6%

	For the Nine Months Ended			% Change from
	September 30,	September 30,		September 30,
	2021	2020		2020

Beginning assets under management	$157,776	$121,016		30.4%
Gross client cash inflows	25,814	27,240		(5.2)%
Gross client cash outflows	(23,351)	(22,147)		(5.4)%
Net client cash flows[1]	2,463	5,093		(51.6)%
Artisan Funds' distributions not reinvested[2]	(114)	(96)		(18.8)%
Investment returns and other	13,498	8,275		63.1%
Net transfers	—	—		—%
Ending assets under management	$173,623	$134,288		29.3%
Average assets under management	$170,380	$118,142		44.2%

1 Net client cash flows excludes Artisan Funds' income and capital gain distributions that were not reinvested. Prior period net client cash flows have been recast to exclude Artisan Funds' distributions.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including the Artisan High Income Fund.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team									By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and Other [1]	Total
September 30, 2021
Beginning assets under management	$53,517	$34,166	$7,929	$29,720	$26,515	$998	$7,785	$10,314	$4,270	$175,214	$85,687	$89,527	$175,214
Gross client cash inflows	1,125	955	68	1,943	885	86	819	733	328	6,942	5,293	1,649	6,942
Gross client cash outflows	(2,631)	(1,143)	(150)	(874)	(816)	(7)	(383)	(770)	(157)	(6,931)	(4,089)	(2,842)	(6,931)
Net client cash flows[2]	(1,506)	(188)	(82)	1,069	69	79	436	(37)	171	11	1,204	(1,193)	11
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(39)	—	—	(39)	(39)	—	(39)
Investment returns and other	1,169	(161)	(68)	(814)	(811)	(95)	76	(944)	85	(1,563)	(1,236)	(327)	(1,563)
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(224)	224	—
Ending assets under management	$53,180	$33,817	$7,779	$29,975	$25,773	$982	$8,258	$9,333	$4,526	$173,623	$85,392	$88,231	$173,623
Average assets under management	$54,948	$34,706	$7,944	$30,320	$26,200	$1,010	$8,041	$9,732	$4,656	$177,557	$86,819	$90,738	$177,557

June 30, 2021
Beginning assets under management	$50,464	$32,326	$7,713	$27,013	$24,468	$735	$7,010	$9,255	$3,899	$162,883	$78,789	$84,094	$162,883
Gross client cash inflows	2,042	1,146	99	1,729	1,666	210	904	718	251	8,765	5,666	3,099	8,765
Gross client cash outflows	(3,426)	(1,449)	(323)	(750)	(839)	(10)	(277)	(554)	(88)	(7,716)	(4,005)	(3,711)	(7,716)
Net client cash flows[2]	(1,384)	(303)	(224)	979	827	200	627	164	163	1,049	1,661	(612)	1,049
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(38)	—	—	(38)	(38)	—	(38)
Investment returns and other	4,437	2,143	440	1,728	1,220	63	186	895	208	11,320	5,316	6,004	11,320
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(41)	41	—
Ending assets under management	$53,517	$34,166	$7,929	$29,720	$26,515	$998	$7,785	$10,314	$4,270	$175,214	$85,687	$89,527	$175,214
Average assets under management	$51,705	$33,931	$7,982	$28,921	$25,917	$865	$7,317	$9,700	$4,151	$170,489	$82,931	$87,558	$170,489

September 30, 2020
Beginning assets under management	$41,079	$25,447	$6,012	$19,193	$16,013	$477	$4,351	$5,396	$2,606	$120,574	$56,550	$64,024	$120,574
Gross client cash inflows	1,982	1,913	44	1,048	2,022	15	749	916	171	8,860	4,818	4,042	8,860
Gross client cash outflows	(1,935)	(1,299)	(304)	(1,272)	(1,074)	(3)	(285)	(456)	(84)	(6,712)	(3,796)	(2,916)	(6,712)
Net client cash flows[2]	47	614	(260)	(224)	948	12	464	460	87	2,148	1,022	1,126	2,148
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(33)	—	—	(33)	(33)	—	(33)
Investment returns and other	5,244	2,140	425	988	1,223	48	251	1,030	250	11,599	5,289	6,310	11,599
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(251)	251	—
Ending assets under management	$46,370	$28,201	$6,177	$19,957	$18,184	$537	$5,033	$6,886	$2,943	$134,288	$62,577	$71,711	$134,288
Average assets under management	$44,684	$27,566	$6,266	$20,263	$17,913	$526	$4,703	$6,201	$2,845	$130,967	$61,001	$69,966	$130,967

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of September 30, 2021, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $23 million.
2 Net client cash flows excludes Artisan Funds' income and capital gain distributions that were not reinvested. Prior period net client cash flows have been recast to exclude Artisan Funds' distributions.
3 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including the Artisan High Income Fund.
4 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Nine Months Ended	By Investment Team										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and other [1]	Total
September 30, 2021
Beginning assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	$157,776	$74,746	$83,030	$157,776
Gross client cash inflows	5,324	3,625	257	5,990	3,781	367	2,643	2,811	1,016	25,814	18,560	7,254	25,814
Gross client cash outflows	(9,180)	(3,789)	(918)	(3,138)	(2,938)	(33)	(1,021)	(2,002)	(332)	(23,351)	(13,115)	(10,236)	(23,351)
Net client cash flows[2]	(3,856)	(164)	(661)	2,852	843	334	1,622	809	684	2,463	5,445	(2,982)	2,463
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(114)	—	—	(114)	(114)	—	(114)
Investment returns and other	4,351	1,925	1,291	3,000	2,513	(31)	412	(329)	366	13,498	5,617	7,881	13,498
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(302)	302	—
Ending assets under management	$53,180	$33,817	$7,779	$29,975	$25,773	$982	$8,258	$9,333	$4,526	$173,623	$85,392	$88,231	$173,623
Average assets under management	$53,250	$33,738	$7,785	$28,377	$25,096	$874	$7,370	$9,691	$4,199	$170,380	$82,721	$87,659	$170,380

September 30, 2020
Beginning assets under management	$34,793	$27,860	$7,402	$22,000	$19,707	$234	$3,850	$3,374	$1,796	$121,016	$57,288	$63,728	$121,016
Gross client cash inflows	6,886	4,672	740	5,026	3,737	320	2,327	2,446	1,086	27,240	16,361	10,879	27,240
Gross client cash outflows	(5,715)	(4,808)	(1,348)	(4,815)	(2,836)	(14)	(1,229)	(1,097)	(285)	(22,147)	(14,323)	(7,824)	(22,147)
Net client cash flows[2]	1,171	(136)	(608)	211	901	306	1,098	1,349	801	5,093	2,038	3,055	5,093
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(96)	—	—	(96)	(96)	—	(96)
Investment returns and other	10,406	477	(617)	(2,254)	(2,424)	(3)	181	2,163	346	8,275	3,663	4,612	8,275
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(316)	316	—
Ending assets under management	$46,370	$28,201	$6,177	$19,957	$18,184	$537	$5,033	$6,886	$2,943	$134,288	$62,577	$71,711	$134,288
Average assets under management	$37,989	$26,034	$6,114	$19,413	$16,948	$433	$4,143	$4,708	$2,360	$118,142	$55,402	$62,740	$118,142

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of September 30, 2021, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $23 million.
2 Net client cash flows excludes Artisan Funds' income and capital gain distributions that were not reinvested. Prior period net client cash flows have been recast to exclude Artisan Funds' distributions.
3 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including the Artisan High Income Fund.
4 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of September 30, 2021
(unaudited)

	Composite Inception Date							Average Annual Value-Added [3] Since Inception (bps)
		Strategy AUM (in $MM)[2]	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$26,926	21.55%	21.74%	19.70%	18.37%	13.15%	648
MSCI All Country World Index			27.44%	12.57%	13.19%	11.89%	6.67%
Global Discovery Strategy	9/1/2017	$2,626	30.24%	25.64%	---	---	24.66%	1,252
MSCI All Country World Index			27.44%	12.57%	---	---	12.14%
U.S. Mid-Cap Growth Strategy	4/1/1997	$17,232	31.42%	27.00%	23.34%	19.36%	16.78%	607
Russell Midcap® Index			38.11%	14.20%	14.38%	15.51%	10.96%
Russell Midcap® Growth Index			30.45%	19.12%	19.25%	17.53%	10.71%
U.S. Small-Cap Growth Strategy	4/1/1995	$6,396	25.96%	22.45%	23.56%	20.19%	12.60%	385
Russell 2000® Index			47.68%	10.53%	13.44%	14.62%	9.84%
Russell 2000® Growth Index			33.27%	11.68%	15.33%	15.73%	8.75%
Global Equity Team
Global Equity Strategy	4/1/2010	$2,910	21.47%	17.25%	18.12%	16.84%	14.39%	467
MSCI All Country World Index			27.44%	12.57%	13.19%	11.89%	9.72%
Non-U.S. Growth Strategy	1/1/1996	$21,295	16.68%	10.49%	10.81%	10.96%	10.27%	507
MSCI EAFE Index			25.73%	7.62%	8.81%	8.09%	5.20%
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$9,475	25.15%	---	---	---	28.18%	1,228
MSCI All Country World Index Ex USA Small Mid Cap			28.94%	---	---	---	15.90%
China Post-Venture Strategy	4/1/2021	$137	---	---	---	---	(3.64)%	453
MSCI China SMID Cap Index			---	---	---	---	(8.17)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$3,859	42.15%	12.51%	13.28%	13.52%	9.51%	144
Russell 1000® Index			30.96%	16.41%	17.10%	16.75%	10.61%
Russell 1000® Value Index			35.01%	10.06%	10.93%	13.50%	8.07%
U.S. Mid-Cap Value Strategy	4/1/1999	$3,920	46.53%	10.07%	11.26%	12.45%	12.80%	280
Russell Midcap® Index			38.11%	14.20%	14.38%	15.51%	10.25%
Russell Midcap® Value Index			42.40%	10.27%	10.59%	13.92%	10.00%
International Value Team
International Value Strategy	7/1/2002	$29,952	38.12%	11.37%	10.79%	12.04%	12.01%	548
MSCI EAFE Index			25.73%	7.62%	8.81%	8.09%	6.53%
International Small Cap Value Strategy	11/1/2020	$23	---	---	---	---	49.40%	1,270
MSCI All Country World Index Ex USA Small Cap (Net)			---	---	---	---	36.70%
Global Value Team
Global Value Strategy	7/1/2007	$25,364	37.26%	9.68%	11.15%	13.16%	9.05%	281
MSCI All Country World Index			27.44%	12.57%	13.19%	11.89%	6.24%
Select Equity Strategy	3/1/2020	$409	34.22%	---	---	---	22.72%	(620)
S&P 500 Market Index			30.01%	---	---	---	28.92%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$982	21.32%	11.73%	11.68%	7.80%	6.82%	91
MSCI Emerging Markets Index			18.20%	8.58%	9.23%	6.08%	5.91%
Credit Team
High Income Strategy	4/1/2014	$8,137	14.80%	8.84%	8.65%	---	8.10%	265
ICE BofA U.S. High Yield Master II Total Return Index			11.46%	6.62%	6.35%	---	5.45%
Credit Opportunities Strategy	7/1/2017	$121	30.58%	16.40%	---	---	14.97%	1,344
ICE BofA U.S. Dollar LIBOR 3-month Constant Maturity			0.21%	1.46%	---	---	1.53%
Developing World Team
Developing World Strategy	7/1/2015	$9,333	18.06%	35.45%	23.06%	---	19.23%	1,264
MSCI Emerging Markets Index			18.20%	8.58%	9.23%	---	6.59%
Antero Peak Group
Antero Peak Strategy	5/1/2017	$3,418	27.44%	21.18%	---	---	26.44%	998
S&P 500 Market Index			30.01%	15.98%	---	---	16.46%
Antero Peak Hedge Strategy	11/1/2017	$1,108	19.85%	17.13%	---	---	18.47%	231
S&P 500 Market Index			30.01%	15.98%	---	---	16.16%

Total Assets Under Management		$173,623

______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 10% of our assets under management at September 30, 2021, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $23 million.
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized. The High Income strategy holds loans and other security types that are not included in its benchmark, which, at times, causes material differences in relative performance. The Credit Opportunities strategy is benchmark agnostic and has been compared to the 3-month LIBOR for reference purposes only. The Antero Peak and Antero Peak Hedge strategies' investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.